EXHIBIT 4.246
J. & W. BALDWIN (HOLDINGS) LIMITED
as Chargor
in favour of
THE BANK OF NEW YORK MELLON
as Collateral Agent

DEBENTURE

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

- i -

THIS DEBENTURE is made by way of deed on 16 November 2010
BY
(1)	J. & W. BALDWIN (HOLDINGS) LIMITED registered in England and Wales with company number 00800719 (the “Chargor”) in favour of
(2)	THE BANK OF NEW YORK MELLON in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”).
IT IS AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Debenture:
“2009 Issuers” means the “Issuers” under, and as defined in, the 2009 Senior Secured Notes Indenture, including their successors in interest.”
“2009 Senior Secured Notes Indenture” means the Indenture dated 5 November, 2009, among the 2009 Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
“2010 Issuers” means the “Issuers” under, and as defined in, the 2010 Senior Secured Notes Indenture, including their successors in interest.
“2010 Senior Secured Notes Indenture” means the indenture dated 15 October 2010, among the Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which the 2010 Issuers have or will become a party as issuers by way of the Escrow Issuers merging into the 2010 Issuers.
“Account” means any account opened or maintained by the Chargor with the Collateral Agent or any other person (and any replacement account or subdivision or subaccount of that account), the debt or debts represented thereby and all Related Rights.
“Additional Agreement” has the meaning given to such term in the First Lien Intercreditor Agreement.
“Agreed Security Principles” has the meaning given to such term in the Credit Agreement, the 2009 Senior Secured Notes Indenture and the 2010 Senior Secured Notes Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails.

“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement.
“Assigned Account” means the Account with account number [ ] (account name J. & W. Baldwin (Holdings) Limited) (and any renewal or redesignation of such account) maintained with Barclays Bank PLC by the Chargor, and any other Account that may from time to time be identified in writing as an Assigned Account by the Collateral Agent.
“Charged Property” means all the assets and undertaking of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Collateral Agent by or pursuant to this Debenture.
“Claims Account” means the Account with account number [ ] (account name J. & W. Baldwin (Holdings) Limited) (and any renewal or redesignation of such account) maintained with Barclays Bank PLC by the Chargor, and any other Account that may from time to time be identified in writing by the Collateral Agent as an Account into which the proceeds of the getting in or realisation of the Monetary Claims are to be paid and in respect of which the relevant bank or financial institution has agreed to operate such Account in accordance with any procedures stipulated by the Collateral Agent.
“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Debenture or by law.
“Credit Agreement” means the Credit Agreement dated 5 November 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.
“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 27.2 (Delegation) of this Debenture.
“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.
“Escrow Issuers” means RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A., including their successors in interest.
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture and the 2010 Senior Secured Notes Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time.

“Group” means Reynolds Group Holdings Limited and each of its subsidiaries from time to time.
“Insurance Policy” means, subject to the Agreed Security Principles, any policy of insurance in which the Chargor may from time to time have an interest.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights, in each case whether currently existing, or arising or acquired at any time in the future.
“Investments” means:
(a)	any stocks, shares, debentures, securities and certificates of deposit (but not including the Shares);

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b), in each case whether held directly by or to the order of the Chargor or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).
“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement.
“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.
“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Monetary Claims” means any book and other debts and monetary claims owing to the Chargor and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Chargor is a party and any other assets, property, rights or undertaking of the Chargor).

“Notice of Assignment” means a notice of assignment in substantially the form set out Schedule 2 (Form of Notice of Assignment of Insurance) or Schedule 3 (Form of Notice of Assignment of Account), or in such form as may be specified by the Collateral Agent.
“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.
“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee made under a joint and/or several appointment.
“Related Rights” means, in relation to any asset:
(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, goodwill, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset.
“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.
“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.
“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.
“Shares” means all of the shares in the capital of one or more members of the Group other than the shares in the capital of Alpha Products (Bristol) Limited, Pactiv (Caerphilly) Limited, Pactiv (Films) Limited and Pactiv (Stanley) Limited incorporated in England and Wales and held by, to the order or on behalf of the Chargor at any time.
“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress) and all Related Rights.

1.2	Construction
1.2.1	In this Debenture:
(a)	the rules of interpretation contained in the First Lien Intercreditor Agreement shall apply to the construction of this Debenture;

(b)	any reference to the “Collateral Agent”, the “Chargor” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests; and

(c)	references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture unless a contrary intention appears.
1.2.2	This Debenture is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Debenture and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
1.3	Third Party Rights
A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture.
1.4 Terms defined in the First Lien Intercreditor Agreement
Unless defined in this Debenture or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Debenture or any notice given under or in connection with this Debenture.
2. PAYMENT OF SECURED LIABILITIES
2.1 Covenant to Pay
The Chargor covenants with the Collateral Agent as security trustee for the Secured Parties that it shall on demand of the Collateral Agent pay its Secured Liabilities (whether for its own account or as security trustee for the Secured Parties) including any liability to pay Secured Liabilities in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Chargor shall pay to the Collateral Agent when due and payable every sum of its Secured Liabilities at any time owing, due or incurred by the Chargor to the Collateral Agent (whether for its own account or as security trustee for the Secured Parties) or any of the other Secured Parties in respect of any such liabilities, provided that neither such covenant nor the security constituted by this Debenture shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

2.2 Interest on Demands
Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Chargor fails to pay under this Debenture.
3. FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE
3.1 Fixed Charges
3.1.1	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party and subject to any Liens permitted pursuant to Section 6.02(u) of the Credit Agreement or any similar Liens) the Accounts.

3.1.2	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Tangible Moveable Property.

3.1.3	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Intellectual Property.

3.1.4	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) any goodwill and rights in relation to the uncalled capital of the Chargor.

3.1.5	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Investments.

3.1.6	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Shares, all dividends, interest and other monies payable in respect of the

Shares and all other Related Rights (whether derived by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

3.1.7	The Chargor charges with full title guarantee in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities, by way of first fixed charge all the Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture.
3.2 Assignments
The Chargor assigns and agrees to assign absolutely with full title guarantee to the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities all the Chargor’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to that assignment from any third party):

3.2.1 the proceeds of any Insurance Policy and all Related Rights; and

3.2.2 all rights and claims in relation to any Assigned Account.
3.3	Floating Charge
3.3.1	The Chargor with full title guarantee charges in favour of the Collateral Agent as security trustee for the Secured Parties as security for the payment and discharge of the Secured Liabilities by way of first floating charge (subject to any Liens permitted under the Principal Loan Documents) all present and future assets and undertaking of the Chargor.

3.3.2	The floating charge created by Clause 3.3.1 above shall be deferred in point of priority to all fixed Lien validly and effectively created by the Chargor under the Loan Documents in favour of the Collateral Agent as security trustee for the Secured Parties as security for the Secured Liabilities.

3.3.3	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3 (Floating Charge).

4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	Crystallisation: By Notice
Upon receipt of instructions of the Applicable Representative, the Collateral Agent may at any time by notice in writing to the Chargor convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:
4.1.1	an Enforcement Event has occurred and is continuing; or

4.1.2	the Collateral Agent reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3	the Collateral Agent reasonably considers that it is desirable in order to protect the priority of the Lien created by this Debenture.
4.2 Crystallisation: Automatic
Notwithstanding Clause 4.1 (Crystallisation: By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

4.2.1	the Chargor creates or attempts to create any Lien (other than any Lien permitted under the Principal Finance Documents), over any of the Charged Property; or

4.2.2	any person levies or attempts to levy any distress, execution or other process against any of the Charged Property;

4.2.3	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Chargor or an administrator is appointed to the Chargor; or

4.2.4	any person (who is entitled to do so) gives notice of its intention to appoint an administrator to the Chargor or files such a notice with the court.
5. PERFECTION OF LIEN
5.1 Notices of Assignment
The Chargor shall deliver to the Collateral Agent (or procure delivery of) Notices of Assignment duly executed by, or on behalf of, the Chargor:

5.1.1	in respect of each Assigned Account, on the date of this Debenture or promptly upon the designation at any time by the Collateral Agent of any Account as an Assigned Account; and

5.1.2	in respect of any Insurance Policy which is the subject of an assignment pursuant to Clause 3.2 (Assignments) promptly upon the request of the Collateral Agent from time to time provided that an Enforcement Event has occurred and is continuing, and in each case, shall use all reasonable endeavours to procure that each notice is acknowledged by the obligor, debtor or financial institution specified by the Collateral Agent, provided always that each notice in respect of any Insurance Policy pursuant to sub clause 5.1.2 shall not be served on the relevant obligor, debtor or financial institution unless and until an Enforcement Event has occurred and is continuing.

5.2 Notices of Charge
5.2.1	The Chargor shall if requested by the Collateral Agent from time to time if an Enforcement Event has occurred and is continuing promptly deliver to the Collateral Agent (or procure delivery of) notices of charge duly executed by, or on behalf of, the Chargor and acknowledged by each of the banks or financial institutions with which any of the Accounts are opened or maintained.

5.2.2	The execution of this Debenture by the Chargor and the Collateral Agent shall constitute notice to the Collateral Agent of the charge created over any Account opened or maintained with the Collateral Agent.
5.3 Further Advances
5.3.1	Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.

5.3.2	Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.

5.3.3	Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.
5.4 Delivery of Share Certificates
The Chargor shall:
5.4.1	on the date of this Debenture, deposit with the Collateral Agent (or procure the deposit of) all certificates or other documents of title to the Shares, and stock transfer forms (executed in blank by or on behalf of the Chargor); and

5.4.2	promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares, notify the Collateral Agent of that occurrence and procure the delivery to the Collateral Agent of (a) all certificates or other documents of title representing such items and (b) such stock transfer forms or other instruments of transfer (executed in blank on behalf of the Chargor) in respect thereof as the Collateral Agent may reasonably request.
5.5 Registration of Intellectual Property
The Chargor shall, subject to and in accordance with the Agreed Security Principles, if requested by the Collateral Agent, execute all such documents and do all acts that the Collateral Agent may reasonably require to record the interest of the Collateral Agent in any registers relating to any registered Intellectual Property.

5.6 Investments: Delivery of Documents of Title
Subject to the Agreed Security Principles, the Chargor shall, upon the execution of this Debenture, and upon the acquisition by the Chargor of any interest in any Investment promptly deliver to the Collateral Agent (or procure delivery of), all of the Investments or the certificates and other documents of title to or representing the Investments held or acquired by, or on behalf of, the Chargor together with, in form and substance reasonably satisfactory to the Collateral Agent:
5.6.1	any document or thing which the Collateral Agent may request with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s);

5.6.2	a duly executed declaration of trust in respect of any Investment which is not in the sole name of the Chargor;

5.6.3	any instrument(s) of transfer or assignment of any Investments specified by the Collateral Agent on the instructions of the Applicable Representative (with the name of the transferee or assignee, the consideration and the date left blank, but otherwise duly completed and executed); and

5.6.4	in the case of any Investments held by or on behalf of a nominee of any settlement system of any exchange, duly executed stock notes or other documents in the name of the Collateral Agent (or its nominee(s) or agent(s)) representing or evidencing any benefit or entitlement to the Investments held in such settlement system and the Collateral Agent may from time to time have any of the Investments registered in its name or in the name of one or more nominees on its behalf.
6. FURTHER ASSURANCE
6.1 Further Assurance: General
6.1.1	The covenant set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in Clause 6.1.2 below.

6.1.2	Subject to the Agreed Security Principles, the Chargor shall promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favour of the Collateral Agent or its nominee(s) or Delegate):
(a)	to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Collateral Agent security over any property and assets of the Chargor located in any jurisdiction outside England and Wales equivalent or similar to the security intended to be conferred by or pursuant to this Debenture; and/or

(c)	to facilitate the realisation of the Charged Property.
6.2 Necessary Action
Subject to the Agreed Security Principles, the Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Collateral Agent by or pursuant to this Debenture.
6.3 Consents
Subject to the Agreed Security Principles, the Chargor shall use all reasonable endeavours to obtain (in form and content reasonably satisfactory to the Collateral Agent) as soon as reasonably practicable any consents necessary to enable the assets of the Chargor to be the subject of an effective fixed charge or assignment pursuant to Clause 3 (Fixed Charges, Assignments and Floating Charge) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and the Chargor shall promptly deliver a copy of each consent to the Collateral Agent.
6.4 Implied Covenants for Title
The obligations of the Chargor under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.
7. NEGATIVE PLEDGE AND DISPOSALS
7.1 Negative Pledge
The Chargor undertakes that it shall not create or permit to subsist any Lien over all or any part of the Charged Property other than any Lien permitted pursuant to the Principal Finance Documents.
7.2 No Disposal of Interests
The Chargor undertakes that it shall not (and shall not agree to), except as permitted pursuant to this Debenture or the Principal Finance Documents:

7.2.1	execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2	create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

7.2.3	(a) grant or vary, or accept any surrender, or cancellation or disposal of, any lease, tenancy, licence, consent or other right to occupy in relation to any of the Charged Property or (b) allow any person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged

Property, which may, in each case, adversely affect the value of any of the Charged Property or the ability of the Collateral Agent to exercise any of the Collateral Rights; or

7.2.4	assign or otherwise dispose of any interest in any Account and no right, title or interest in relation to any Account, or the credit balance standing to any such Account shall be capable of assignment or other disposal.
8. SHARES AND INVESTMENTS
8.1 Shares: Before an Enforcement Event
If an Enforcement Event is not continuing the Chargor shall:
8.1.1	be entitled to all dividends, interest and other monies or distributions arising from the Shares to the extent the same are permitted to be paid under the Principal Finance Documents; and

8.1.2	be entitled to exercise all voting rights in relation to the Shares provided that the Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by any of the Shares or (b) increase in the issued share capital of any company whose Shares are charged pursuant to this Debenture, which would adversely affect the validity and enforceability of the security created by this Debenture or cause an Enforcement Event to occur.
8.2 Shares: After an Enforcement Event
The Collateral Agent may, if an Enforcement Event has occurred and is continuing, at its discretion and shall if so instructed by the Applicable Representative (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

8.2.1	exercise (or refrain from exercising) any voting rights in respect of the Shares;

8.2.2	apply all dividends, interest and other monies arising from the Shares in accordance with Clause 17 (Application of Monies);

8.2.3	transfer the Shares into the name of such nominee(s) of the Collateral Agent as it shall require; and

8.2.4	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares,

in such manner and on such terms as the Collateral Agent may think fit, and the proceeds of any such action shall form part of the Charged Property.
8.3 Investments and Shares: Payment of Calls
The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Investments and Shares, and in any case of default by the

Chargor in such payment (of which the Collateral Agent has actual knowledge), the Collateral Agent may but shall not be obliged, if it thinks fit, make such payment on behalf of the Chargor in which case any sums paid by the Collateral Agent shall be reimbursed by the Chargor to the Collateral Agent promptly following demand and shall carry interest from the date of payment by the Collateral Agent until reimbursed at the rate and in accordance with Clause 2.2 (Interest on Demands), provided that the Collateral Agent shall not be required to make any such payment on behalf of the Chargor unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or pre-funded to its satisfaction.
8.4 Investments: Delivery of Documents of Title
If an Enforcement Event has occurred and is continuing the Chargor shall promptly on the request of the Collateral Agent, deliver (or procure delivery) to the Collateral Agent, and the Collateral Agent shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Chargor (or its nominee(s)) is or becomes entitled together with any other document which the Collateral Agent may reasonably request (in such form and executed as the Collateral Agent may reasonably require) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).
8.5 Investments: Exercise of Rights
The Chargor shall not exercise any of its rights and powers in relation to any of the Investments in any manner which would adversely affect the validity and enforceability of the security created by this Debenture or cause an Enforcement Event to occur.
9. ACCOUNTS
9.1 Accounts: Notification and Variation
The Chargor, during the subsistence of this Debenture:
9.1.1	shall promptly deliver to the Collateral Agent details of any material change made to any Account which is maintained by it with any bank or financial institution (other than with the Collateral Agent) and which is listed in Schedule 1 (Details of Accounts); and

9.1.2	shall not unless permitted under the Principal Finance Documents permit or agree to any variation of the rights attaching to any Account or close any Account (other than an Account that is no longer used by the Chargor and which has a nil balance) without the Collateral Agent’s prior written consent.
9.2 Accounts: Operation Before Enforcement Event
Subject to the terms of the Principal Finance Documents and Clauses 9 (Accounts) and 10 (Monetary Claims), if an Enforcement Event is not continuing the Chargor shall be entitled to pay into, receive, withdraw or otherwise transfer any credit balance from time to time on any Account, unless such withdrawal or transfer would cause an Enforcement Event to occur.
9.3 Accounts: Operation After Enforcement Event
If an Enforcement Event has occurred and is continuing the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Collateral Agent.
9.4 Assigned Accounts
9.4.1	If an Enforcement Event has occurred and is continuing, the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Assigned Account except with the prior consent of the Collateral Agent or as permitted pursuant to the terms of the Principal Finance Documents and Clause 10 (Monetary Claims).
9.4.2	The Collateral Agent shall, if an Enforcement Event has occurred and is continuing, be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to:
(a)	demand and receive all and any monies due under or arising out of each Assigned Account; and

(b)	exercise all such rights as the Chargor was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Debenture, exercise.
9.5 Accounts: Application of Monies
The Collateral Agent shall, if an Enforcement Event has occurred and is continuing, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Liabilities in accordance with Clause 17 (Application of Monies).
10. MONETARY CLAIMS
10.1 Dealing with Monetary Claims
Save as permitted under the Principal Finance Documents and subject to sub-clauses 10.2 (Release of Monetary Claims: Before Enforcement Event) and 10.3 (Release of Monetary Claims: After Enforcement Event), the Chargor shall not, without the prior written consent of the Collateral Agent:
10.1.1	deal with the Monetary Claims except by getting in and realising them in a prudent manner (on behalf of the Collateral Agent); or

10.1.2	factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting,

provided always that the proceeds of all Monetary Claims shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating Charge) and the terms of this Debenture.
10.2 Release of Monetary Claims: Before Enforcement Event
If an Enforcement Event is not continuing, the proceeds of the realisation of the Monetary Claims shall, subject to any restriction on the application of such proceeds contained in this Debenture or in the Principal Finance Documents, be dealt with freely by the Chargor.
10.3 Release of Monetary Claims: After Enforcement Event
If an Enforcement Event has occurred and is continuing, the Chargor:
10.3.1	shall pay the proceeds of those Monetary Claims into the Claims Accounts or as the Collateral Agent may require (and such proceeds shall be held upon trust by the Chargor for the Collateral Agent on behalf of the Secured Parties prior to such payment in); and

10.3.2	shall not, except with the prior written consent of the Collateral Agent, be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Claims Account.
11. INSURANCES
11.1 Insurance: Undertakings
The Chargor shall:

11.1.1	keep the Charged Property insured in accordance with the terms of the Principal Finance Documents;

11.1.2	if required by the Collateral Agent after the occurrence of an Enforcement Event and while it is continuing, subject to the Agreed Security Principles, cause each insurance policy or policies relating to the Charged Property other than any Insurance Policy which has been the subject of a Notice of Assignment pursuant to Clause 5 (Perfection of Lien) to contain (in form and substance reasonably satisfactory to the Collateral Agent) an endorsement naming the Collateral Agent as sole loss payee in respect of all claims until such time as the Collateral Agent notifies the insurer(s) to the contrary;

11.1.3	promptly pay all premiums and other monies payable under all its Insurance Policies to the extent required under Section 5.02 of the Credit Agreement and any other terms of the Principal Finance Documents, if an Enforcement Event has occurred and is continuing, promptly upon the request of the Collateral Agent produce to the Collateral Agent a copy of each policy and evidence (reasonably acceptable to the Collateral Agent) of the payment of such sums; and

11.1.4	if an Enforcement Event has occurred and is continuing, if required by the Collateral Agent (but subject to the provisions of any lease of the Charged

Property), deposit all Insurance Policies relating to the Charged Property with the Collateral Agent.
11.2 Insurance: Default
If the Chargor defaults in complying with Clause 11.1 (Insurance: Undertakings) within 10 Business Days of being notified of such failure to comply with Clause 11.1, the Collateral Agent may (to the extent the Collateral Agent is aware of such occurrence or default) and shall, if so instructed by the Applicable Representative, effect or renew any such insurance on such terms, in such name(s) and in such amount(s) as it reasonably considers appropriate, and all monies expended by the Collateral Agent in doing so shall be reimbursed by the Chargor to the Collateral Agent promptly following demand and shall carry interest from the date of payment by the Collateral Agent until reimbursed at the rate specified in Clause 2.2 (Interest on Demands), provided that the Collateral Agent shall not be required to effect or renew any such insurance unless and until it shall have been (a) instructed by the Applicable Representative and (b) indemnified and/or secured and/or pre-funded to its satisfaction.
11.3 Application of Insurance Proceeds
11.3.1	All monies received under any Insurance Policies relating to the Charged Property shall (subject to the rights and claims of any person having prior rights to such monies), if an Enforcement Event is not continuing, be applied in accordance with the terms of the Principal Finance Documents or, if not provided for in the Principal Finance Documents, at the Chargor’s discretion.

11.3.2	If an Enforcement Event has occurred and is continuing, the Chargor shall hold such monies upon trust for the Collateral Agent pending payment to the Collateral Agent for application in accordance with Clause 17 (Application of Monies) and the Chargor waives any right it may have to require that any such monies are applied in reinstatement of any part of the Charged Property.
12. UNDERTAKINGS
12.1 Intellectual Property
In accordance with the Agreed Security Principles, the Chargor shall, in respect of any Intellectual Property which is material to or required in connection with its businesses:
12.1.1	take all such steps and do all such acts as may be reasonably necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

12.1.2	not, except as permitted under the Principal Finance Documents, use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

12.2 Accounts
The Chargor shall ensure that any Account the subject of the security constituted by this Debenture does not become a dormant account within the meaning of the Dormant Bank and Building Society Accounts Act 2008.
13. ENFORCEMENT OF LIEN
13.1 Enforcement
If an Enforcement Event has occurred and is continuing, or if a petition or application is presented for the making of an administration order in relation to the Chargor, or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court or is requested to do so by the Chargor, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the security created by or pursuant to this Debenture is immediately enforceable and the Collateral Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion and shall if so instructed by the Applicable Representative:
13.1.1	enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

13.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.
13.2 No Liability as Mortgagee in Possession
Neither the Collateral Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or mortgagee in possession might otherwise be liable.
13.3 Right of Appropriation
To the extent that any of the Charged Property constitutes “financial collateral” and this Debenture and the obligations of the Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Collateral Agent shall have the right if an Enforcement Event has occurred and is continuing to appropriate all or any part of such financial collateral in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be (a) in the case of cash, the amount standing to the credit of each of the Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (b) in the case of Investments and/or Shares, the market price of such Investments and/or Shares determined by the Collateral Agent by reference to a public index or by such other process as the Collateral Agent may select, including independent valuation. In each case, the parties agree that the method of valuation provided for in this Debenture shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
13.4 Effect of Moratorium
The Collateral Agent shall not be entitled to exercise its rights under Clause 13.1 (Enforcement) or Clause 4 (Crystallisation of Floating Charge) where the right arises as a result of an Enforcement Event occurring solely due to any person obtaining or taking steps to obtain a moratorium pursuant to Schedule A1 of the Insolvency Act 1986.
14. EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925
14.1 Extension of Powers
The power of sale or other disposal conferred on the Collateral Agent and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Debenture.
14.2 Restrictions
The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by the Collateral Agent of its right to consolidate all or any of the security created by or pursuant to this Debenture with any other security in existence at any time or to its power of sale, which powers may be exercised by the Collateral Agent without notice to the Chargor on or at any time if an Enforcement Event has occurred and is continuing.
14.3 Power of Leasing
The statutory powers of leasing may be exercised by the Collateral Agent at any time if an Enforcement Event has occurred and is continuing and the Collateral Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.
15. APPOINTMENT OF RECEIVER OR ADMINISTRATOR
15.1 Appointment and Removal
If an Enforcement Event has occurred and is continuing or if a petition or application is presented for the making of an administration order in relation to the Chargor, or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court or is requested to do so by the Chargor, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Chargor:
15.1.1	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

15.1.2	remove (so far as it is lawfully able) any Receiver so appointed;

15.1.3	appoint another person(s) as an additional or replacement Receiver(s); or

15.1.4	appoint one or more persons to be an administrator of the Chargor.
15.2	Capacity of Receivers
Each person appointed to be a Receiver pursuant to Clause 15.1 (Appointment and Removal) shall be:
15.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

15.2.2	for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

15.2.3	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).
15.3 Statutory Powers of Appointment
The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Charged Property.
16. POWERS OF RECEIVER
Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):
16.1.1	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

16.1.2	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

16.1.3	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

16.1.4	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Property.
17. APPLICATION OF MONIES
All monies received or recovered by the Collateral Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement.
18. PROTECTION OF PURCHASERS
18.1 Consideration
The receipt of the Collateral Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.
18.2 Protection of Purchasers
No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.
19. POWER OF ATTORNEY
19.1 Appointment and Powers
The Chargor by way of security irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
19.1.1	carrying out any obligation imposed on the Chargor by this Debenture or any other agreement binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and
19.1.2	enabling the Collateral Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, if an Enforcement Event has occurred and is continuing, the exercise of any right of a legal or beneficial owner of the Charged Property), provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this Clause 19.1 if:
(a)	an Enforcement Event has occurred and is continuing; and/or

(b)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties’ Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this Clause 19.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
19.2 Ratification
The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.
20. EFFECTIVENESS OF LIEN
20.1 Continuing Lien
20.1.1	The Lien created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Liabilities unless and until discharged by the Collateral Agent.

20.1.2	No part of the security from time to time intended to be constituted by the Debenture will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.
20.2 Cumulative Rights
The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent or any Secured Party may at any time hold for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

20.3 No Prejudice
The security created by or pursuant to this Debenture and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person, or the Collateral Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the Collateral Agent holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.
20.4 Remedies and Waivers
No failure on the part of the Collateral Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.
20.5 No Liability
None of the Collateral Agent, its nominee(s) or any Receiver or Delegate shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except to the extent provided in the Principal Finance Documents.
20.6 Partial Invalidity
If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.
20.7 Waiver of defences
The obligations of the Chargor under this Debenture and the Collateral Rights will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Debenture (without limitation and whether or not known to it or any Secured Party) including:
20.7.1	any time, waiver or consent granted to, or composition with, any Loan Party or other person;

20.7.2	the release of any Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

20.7.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Party or other person or any non-presentation or non-

observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

20.7.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Loan Party or any other person;

20.7.5	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or security or of the Secured Liabilities;

20.7.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Documents or any other document or security or of the Secured Liabilities; or

20.7.7	any insolvency or similar proceedings.
20.8 Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Debenture. This waiver applies irrespective of any law or any provision of this Debenture to the contrary.
20.9 Deferral of Rights
Until such time as the Secured Liabilities have been discharged in full, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:
20.9.1	to be indemnified by any Loan Party;

20.9.2	to claim any contribution from any guarantor of any Loan Party’s obligations under this Debenture; and/or

20.9.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, this Debenture by any Secured Party.
21. RELEASE OF LIEN
21.1 Redemption of Lien
The security constituted by this Debenture shall be released, reassigned and cancelled:
21.1.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

21.1.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under English law).
21.2 Avoidance of Payments
If the Collateral Agent reasonably considers that any amount paid or credited to any Secured Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Debenture and the security constituted by this Debenture shall continue and such amount shall not be considered to have been irrevocably paid.
22. SUBSEQUENT AND PRIOR LIEN
22.1 Subsequent Lien
If the Collateral Agent (acting in its capacity as security trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Lien affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which in either case is prohibited by the terms of this Debenture or the Principal Finance Documents, all payments thereafter by or on behalf of the Chargor to the Collateral Agent (whether in its capacity as security trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received such notice.
22.2 Prior Lien
In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien or upon the exercise by the Collateral Agent or any Receiver or any Delegate of any power of sale under this Debenture the Collateral Agent may redeem that prior Lien or procure the transfer of it to itself. The Collateral Agent may settle and agree the accounts of the prior Lien and any accounts so settled and agreed will be conclusive and binding on the Chargor. All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Collateral Agent on demand.
23. ASSIGNMENT
The Collateral Agent may assign and transfer all or any of its rights and obligations under this Debenture to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. Subject to Section 9.16 of the Credit Agreement and the terms of the Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Chargor and this Debenture as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

24. INDEMNITY
To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Debenture, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or otherwise relating to the Charged Property.
25. PAYMENTS FREE OF DEDUCTION
Section 2.20 (Taxes) of the Credit Agreement applies to this Debenture, save that, for the purposes of this Debenture only, the references in Section 2.20 (Taxes) of the Credit Agreement to “a Loan Party”, “that Loan Party” and “each Loan Party” shall be replaced with “the Chargor”.
26. CURRENCY INDEMNITY
26.1	The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provide otherwise.
26.2	If any Secured Liabilities is received from the Chargor in a currency (“first currency”) other than the currency (“second currency”) in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Chargor’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).
26.3	Subject to Section 9.05 of the Credit Agreement and the terms of the Principal Finance Documents, the Chargor indemnifies each Secured Party against:
26.3.1	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to Clause 26.2 above being less than the amount due; and

26.3.2	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received from the Chargor.
26.4	The Chargor shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.

27. DISCRETION AND DELEGATION
27.1 Discretion
Any liberty or power which may be exercised or any determination which may be made under this Debenture by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Debenture, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.
27.2 Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by English law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.
28. PERPETUITY PERIOD
The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of eighty years from the date of this Debenture.
29. GOVERNING LAW
This Debenture and any non-contractual obligations arising out of or in connection with it are governed by English law.
30. JURISDICTION
30.1 English Courts
The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Debenture.
30.2 Convenient Forum
The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.
30.3 Exclusive Jurisdiction
This Clause 30 (Jurisdiction) is for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 30.1 (English Courts), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

30.4 Counterparts
This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.
THIS DEBENTURE has been signed on behalf of the Collateral Agent and executed as a deed by the Chargor and is delivered by it on the date specified above.

SCHEDULE 1
DETAILS OF ACCOUNTS

					Account	Type of
Bank name	Address	Postcode	City	Currency	No.	account	IBAN	SWIFT	SortCode
Barclays Bank PLC	15 Colmore Row	B3 2WN	Birmingham	GBP	[________]	Current	GB98BARC200771[_______]	BARCGB22	20-07-71

SCHEDULE 2
FORM OF NOTICE OF ASSIGNMENT OF INSURANCE
To:[Insurer]
Date: [•]
Dear Sirs,
We hereby give you notice that we have assigned to The Bank of New York Mellon (the “Collateral Agent”) pursuant to a debenture (the “Debenture”) entered into by us in favour of the Collateral Agent dated [•] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”). All references to the Collateral Agent in this notice include any person or entity appointed as successor to The Bank of New York Mellon as Collateral Agent.
With effect from your receipt of this notice we instruct you to:
1.	make all payments and claims under or arising from the Policy of Insurance to the Collateral Agent [insert an account number if required] or to its order as it may specify in writing from time to time;
2.	note the interest of the Collateral Agent on the Policy of Insurance; and
3.	disclose to the Collateral Agent, without further approval from us, such information regarding the Policy of Insurance as the Collateral Agent may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.
With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Collateral Agent.
Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Collateral Agent at [•] marked for the attention of [•].
Yours faithfully,

for and on behalf of
J. & W. Baldwin (Holdings) Limited

[On copy only]
To: [•]
We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.
We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Collateral Agent thirty days written notice of such amendment or termination.
For and on behalf of [•]
By:
Dated:

SCHEDULE 3
FORM OF NOTICE OF ASSIGNMENT OF ACCOUNT
To:   [Account Bank]
Date: [•]
Dear Sirs,
We hereby give you notice that, pursuant to an English law debenture (the “Debenture”) dated [•] and made between ourselves and The Bank of New York Mellon (the “Collateral Agent”), we have assigned and charged to the Collateral Agent all of our right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account) and all monies standing to the credit of that account from time to time (the “Account”). All references to the Collateral Agent in this notice include any person or entity appointed as successor to The Bank of New York Mellon as Collateral Agent.
You are hereby instructed that, following your receipt of any notice from the Collateral Agent that an Enforcement Event (as defined in the Debenture) has occurred and is continuing:
(a)	any existing payment instructions affecting the Account shall immediately be terminated and all payments and communications in respect of the Account shall from that time onwards be made to the Collateral Agent or to its order (with a copy to the Chargor); and
(b)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account shall belong to the Collateral Agent.
For the avoidance of doubt, unless and until you receive notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, the Account shall be operated as normal in accordance with the account mandate that currently exists.
Please accept this notice by signing the enclosed acknowledgement and returning it to the Collateral Agent at [•] marked for the attention of [•].
Yours faithfully

for and on behalf of
J. & W. Baldwin (Holdings) Limited

[on copy only]
To: [•]
Date: [•]
At the request of the Collateral Agent and J. & W. Baldwin (Holdings) Limited we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Account (as described in those terms). We confirm that:
(a)	the balance standing to the Account at today’s date is [•], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (a) the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Account to the Collateral Agent or any third party;
(b)	we have not received notice of any previous and continuing assignments of, charges over or trusts in respect of, the Account;
(c)	following receipt by ourselves of notice from the Collateral Agent that an Enforcement Event (as defined in the Debenture) has occurred and is continuing, we will not without the Collateral Agent’s consent (a) exercise any right of combination, consolidation or set off which we may have in respect of the Account or (b) amend or vary any rights attaching to the Account;
(d)	following receipt by ourselves of notice from the Collateral Agent that an Enforcement Event has occurred and is continuing, we will act only in accordance with the instructions given by persons authorised by the Collateral Agent and we shall send all statements and other notices given by us relating to the Account to the Collateral Agent; and
(e)	we agree that we will not, in accordance with the Dormant Bank and Building Society Accounts Act 2008, take any steps to transfer the balance standing to the credit of the Account to the reclaim fund without the Collateral Agent’s prior written consent.
For and on behalf of [•]
By:

SIGNATURE PAGE FOR
J. & W. BALDWIN (HOLDINGS) LIMITED DEBENTURE

The Chargor
Signed as a deed by	MARK J DUNKLEY	)
as attorney for J. & W. Baldwin (Holdings) Limited in the presence of:		) ) ) )

Julia Keppe	Signature of witness

Julia Keppe	Name of witness

Debevoise & Plimpton LLP	Address of witness

Tower 42, EC2N 1HQ

Solicitor	Occupation of witness

The Collateral Agent

Signed by	)
THE BANK OF NEW YORK MELLON	)
)
By: CATHERINE DONOHUE
Name: Catherine Donohue
Address: The Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York, NY 10286
Fax: + 1 212 815 5366
Attention: International Corporate Trust